Exhibit 10.39

KLA-TENCOR CORPORATION

EXECUTIVE SEVERANCE PLAN

(as amended on September 20, 2007)

1. Introduction

The KLA-Tencor Corporation Executive Severance Plan (the “Plan”) is designed to assure the Company that it will have the continued dedication and availability of, and objective advice and counsel from the Participants and to provide Participants with the compensation and benefits described in the Plan in the event of their termination of employment with the Company under the circumstances described in the Plan. This document constitutes the written instrument under which the Plan is maintained and supersedes any prior plan or practice of the Company that provides severance benefits to Participants.

Participants shall be those Employees selected at the sole discretion of the Committee.

2. Definitions

For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “Average Annual Incentive” shall mean the average annual incentive earned and paid or payable under the Company’s annual incentive plans (including the Executive Performance Bonus Plan and Outstanding Corporate Performance Bonus Plan) for the last three full Company fiscal years, including any portion earned but deferred; provided, however that if a Participant has not been employed by the Company for the last three full fiscal years, the Average Annual Incentive shall mean the Executive’s target bonus.

(b) “Base Salary” shall mean the Participant’s annual base salary in effect as of the date of termination but prior to any reduction to such Base Salary that would qualify as a Good Reason termination event.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall mean (A) outside of a Change of Control Period, the occurrence of any of the following events: (i) the Participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the Participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee of the Company, or (iv) the Participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Participant a written demand for performance from the Board which describes the basis for the Board’s belief that the Participant has not substantially performed his or her duties and provides the Participant with thirty (30) days to take corrective action, and (B) within a Change of Control Period, the occurrence of any of the following events: (i) the Participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (ii) the Participant’s willful gross misconduct with regard to the Company that is materially injurious to the Company; (iii) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the Participant or (iv) the Participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Participant a written demand for performance from the Board which describes the basis for the Board’s belief that the Participant has not substantially performed his or her duties and provides the Participant with thirty (30) days to take corrective action.

(e) “Change of Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(f) “Change in Control Period” shall mean the two (2) year period commencing upon the occurrence of a Change in Control.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Committee” shall mean the Board or such committee appointed by the Board to act as the committee for purposes of administering the Plan.

(i) “Company” shall mean KLA-Tencor Corporation, any subsidiary corporations, any successor entities and any parent or subsidiaries of such successor entities.

(j) “Effective Date” shall mean January 1, 2006.

(k) “Employee” shall mean a full-time regular employee of the Company.

(l) “Good Reason” shall mean (A) outside of a Change of Control Period, the occurrence of any of the following events: (i) a material reduction of the Participant’s duties, title, authority or responsibilities; (ii) a reduction in the Participant’s Base Salary, other than a reduction that applies to other executives generally; (iii) a material reduction in the aggregate level of the Participant’s employee benefits, or overall compensation, other than a reduction that applies to other executives generally; or (iv) the relocation of the Participant’s office more than thirty-five (35) miles from its then present location, unless such relocated office is closer to the Participant’s then principal residence, and (B) within a Change of Control Period, the occurrence of any of the events listed above in this paragraph except that any reduction in Participant’s Base Salary shall constitute Good Reason even if such reduction applies to other executives generally; provided however, that in no event shall Good Reason exist unless the Participant provides the Company with thirty (30) days written notice specifying in detail the grounds for a purported Good Reason resignation and the Company fails to cure the purported grounds for the Good Reason within such thirty (30) day notice period.

(m) “Participant” shall mean an Employee who meets the eligibility requirements of Section 3.

(n) “Plan” shall mean this KLA-Tencor Corporation Executive Severance Plan.

(o) “Plan Year” shall mean the Company’s fiscal year.

(p) “Prorated Annual Incentive” shall mean the annual incentive paid to the Participant under the Company’s annual incentive plans (including the Executive Performance Bonus Plan and Outstanding Corporate Performance Bonus Plan) for the most recently completed year, including any portion earned but deferred, multiplied by a fraction, the numerator of which is the number of days in the then current fiscal year through the date of the Participant’s termination, and the denominator of which is equal to 365.

(q) “Severance Multiple” shall mean the Participant’s Severance Period, expressed in years or fractions thereof (e.g., a Severance Period of two years results in a Severance Multiple of two). The Severance Multiple may be different for periods outside of the Change in Control Period and within the Change of Control Period.

(r) “Severance Payment” shall mean the payment of severance compensation as provided in Section 4 hereof.

(s) “Severance Period” shall mean the number of years (which may include fractional years) established by the Committee for an individual Participant. The Severance Period may be different for periods outside of the Change in Control Period and within the Change of Control Period.

3. Eligibility

(a) Waiver. As a condition of receiving benefits under the Plan, a Participant must sign a general waiver and release (the “Release”) on a form provided by (and in favor of) the Company and not revoke the Release within the time permitted under applicable state or federal law.

(b) Participation in Plan. Each Employee designated by the Committee shall be a Participant in the Plan. The Committee may designate that a Participant only participate with respect to certain terminations of employment during or related to the Change of Control Period as set forth in Sections 4(c) and 4(d) hereof and not with respect to certain terminations of employment outside of and unrelated to the Change of Control Period, as set forth in Section 4(b) hereof. A Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee of the Company (unless such Participant is then entitled to a Severance Payment under the Plan) or when the Plan expires. A Participant entitled to a Severance Payment shall remain a Participant in the Plan until the full amount of the benefits has been delivered to the Participant, notwithstanding the prior expiration of the Plan. Upon receipt of all the Severance Payments, the Participant releases the Company from any and all further obligations under the Plan.

4. Severance Benefits

(a) Termination of Employment. In the event that the Participant’s employment with the Company terminates for any reason, the Participant shall be entitled to any (i) unpaid Base Salary accrued up to the effective date of termination; (ii) unreimbursed business expenses required to be reimbursed to the Participant in accordance with the Company’s business expense reimbursement policy, and (iii) pay for accrued but unused vacation that the Company is legally obligated to pay the Participant. In addition, if the termination is by the Company other than for Cause or if the Participant resigns for Good Reason, the Participant shall be entitled to the amounts and benefits specified below.

(b) Termination by the Company Without Cause or the Participant Terminates for Good Reason. If the Participant’s employment is terminated by the Company without Cause or if the Participant resigns for Good Reason, and such termination is not during the Change of Control Period, then, subject to Sections 3(a) and 5, the Participant shall receive: (i) an amount equal to the Participant’s Severance Multiple multiplied by the Participant’s Base Salary, payable in equal installments over the Severance Period and in accordance with the Company’s normal payroll policies; (ii) the Participant’s Prorated Annual Incentive, and (iii) accelerated vesting with respect to the Participant’s then outstanding unvested equity awards with the Participant to receive additional vesting credit to be calculated based on the ratio of the number of months (with such number rounded up to include any fractional months) from the date of grant of any such awards to the number of months (with such number rounded up to include any fractional months) in the total vesting period of any such awards, and (iv) with respect to any of the Participant’s then outstanding options or stock appreciation rights granted on or after the Effective Date (“New Options/SARs”), any New Option/SAR shall have an extended post-termination exercise period equal to the earlier of (A) twelve (12) months from the date of termination, or (B) the original term of such New Option/SAR.

(c) Termination Without Cause or Resignation for Good Reason During the Change of Control Period. If the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, and the termination is within the Change in Control Period, then, subject to Sections 3(a) and 5, Participant shall receive: (i) an amount equal to the Participant’s Severance Multiple multiplied by the sum of the Participant’s Base Salary and Average Annual Incentive, payable in equal installments over the Severance Period and in accordance with the Company’s normal payroll policies; (ii) the Participant’s Prorated Annual Incentive; (iii) 100% accelerated vesting with respect to the Participant’s then outstanding unvested equity awards, (iv) any New Option/SAR shall have an extended post-termination exercise period equal to the earlier of (A) twelve (12) months from the date of termination, or (B) the original term of such New Option/SAR, and (v) $2000 per month for the duration of the Severance Period.

(d) Certain Terminations Prior to a Change of Control. If a Change in Control occurs, and if the Participant’s employment is terminated within six (6) months prior to the Change in Control and the Participant can prove to the Committee’s satisfaction (as determined by the Committee in its sole discretion) that such termination arose in connection with or anticipation of a Change in Control, then for purposes of the Plan, such termination shall be deemed to have occurred during the Change in Control Period.

(e) Golden Parachute Excise Taxes.

(i) Parachute Payments of Less than 3x Base Amount Plus Fifty Thousand Dollars. In the event that the benefits provided for in this agreement or otherwise payable to Participant (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (b) would be subject to the excise tax imposed by Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is less than the product obtained by multiplying three by Participant’s “base amount” within the meaning of Code Section 280G(b)(3) and adding to such product fifty thousand dollars, then such benefits shall be reduced to the extent necessary (but only to that extent) so that no portion of such benefits will be subject to excise tax under Section 4999 of the Code.

(ii) Parachute Payments Equal to or Greater than 3x Base Amount Plus Fifty Thousand Dollars. In the event that the benefits provided for in this agreement or otherwise payable to Participant (a) constitute “parachute payments” within the meaning of Section 280G of the Code, (b) would be subject to the excise tax imposed by Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is equal to or greater than the product obtained by multiplying three by Participant’s “base amount” within the meaning of Code Section 280G(b)(3) and adding to such product fifty thousand dollars, then (A) the benefits shall be delivered in full, and (B) the Participant shall receive (1) a payment from the Company sufficient to pay such excise tax and (2) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to the Participant by the Company pursuant to this clause (B).

(iii) 280G Determinations. Unless the Company and the Participant otherwise agree in writing, the determination of Participant’s excise tax liability and the amount required to be paid or reduced under this Section 4(e) shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 4(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

(f) Internal Revenue Code Section 409A. Notwithstanding any other provision of this Plan, if the Participant is a “key employee” under Code Section 409A and a delay in making any payment or providing any benefit under this Plan is required by Code Section 409A, such payments shall not be made until the end of six (6) months following the date of the Participant’s separation from service as required by Code Section 409A.

(g) Mitigation Required. Payments and benefits provided for under the Plan shall be reduced by any compensation or benefits earned by the Participant as a result of any earnings or benefits that the Participant may receive from any other source following his or her termination of employment. Moreover, payments and benefits provided for under the Plan shall be reduced by any payments or benefits received by Participant pursuant to any other plan, policy, agreement or arrangement with the Company.

5. Covenants not to Compete and not to Solicit.

(a) Remedies for Breach. The Company’s obligations to provide Severance Payments as provided in Section 4 are expressly conditioned upon the Participant’s covenants not to compete and not to solicit as provided herein. In the event the Participant breaches his or her obligations to the Company as provided herein, the Company’s obligations to make Severance Payments to the Participant pursuant to Section 4 shall cease, without prejudice to any other remedies that may be available to the Company.

(b) Covenant Not to Compete. If a Participant is receiving Severance Payments pursuant to 4 hereof, then for the duration of the Severance Period, the Participant shall not directly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages or participates anywhere in the world in providing goods and services similar to those provided by the Company upon the date of the Participant’s termination of employment. Ownership of less than 3% of the outstanding voting stock of a publicly-held corporation or other entity shall not constitute a violation of this provision.

(c) Covenant Not to Solicit. If a Participant is receiving Severance Payments pursuant to Section 4 hereof, he or she shall not, at any time during the Severance Period, directly or indirectly solicit any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

(d) Representations. The covenants contained in this Section 5 shall be construed as a series of separate covenants, one for each county, city and state (or analogous entity) and country of the world. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants, or any part thereof, then such unenforceable covenant, or such part thereof, shall be deemed eliminated from this Plan for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants, or portions thereof, to be enforced.

(e) Reformation. In the event that the provisions of this Section 5 should ever be deemed to exceed the time or geographic limitations, or scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

6. Employment Status; Withholding

(a) Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment with the Company or a successor entity terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan or available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.

(b) Taxation of Plan Payments. All amounts paid pursuant to this Plan shall be subject to all applicable payroll and withholding taxes.

7. Arbitration. Any dispute or controversy that shall arise out of the terms and conditions of the Plan and that cannot be resolved within thirty (30) days of the dispute or controversy through good-faith negotiation or non-binding mediation between the Participant and the Company, shall be subject to binding arbitration in Santa Clara, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

8. Successors to Company and Participants.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

(b) Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

9. Duration, Amendment and Termination

(a) Duration. The initial term of this Plan shall be three (3) years from the Effective Date. At the end of the initial three (3) year term and any subsequent annual terms, the Plan shall be automatically extended for a one (1) year period unless terminated by the Committee prior to the end of such term, provided that any such termination shall be effective only with respect to future Plan Years. Participants shall be given notice of a Plan termination within sixty (60) days of the Board’s decision. A termination of this Plan pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the right of a Participant whose employment termination date occurred prior to the termination date of the Plan to receive any Severance Payment to which such Participant is then entitled under the terms of the Plan.

(b) Change in Control. In the event of a Change in Control during the term of the Plan, the term of the Plan shall be the Change in Control Period.

(c) Amendment and Termination. The Committee, shall have the discretionary authority to amend the Plan at any time, except no such amendment or termination shall affect the right of a Participant whose employment termination date occurred prior to the termination date of the Plan to receive any Severance Payment to which such Participant is then entitled under the terms of the Plan without the written consent of the Participant.

10. Plan Administration

(a) Plan Administrator. The Plan shall be administered by the Committee and the Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Committee shall have such powers as may be necessary to discharge its duties hereunder.

(b) Procedures. The Committee may adopt such rules, regulations and bylaws and shall have the discretionary authority make such decisions as it deems necessary or desirable for the proper administration of the Plan. Any rule or decision by the Committee shall be conclusive and binding upon all Participants.

11. Miscellaneous Provisions.

(a) Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Company’s Vice-President, Human Resources, 160 Rio Robles, San Jose, CA 95134.

(b) The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(c) The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void. However, payments and benefits under the Plan may be reduced or offset by any amount a Participant may owe the Company, to the extent permitted by applicable law.

(d) Company may assign its rights under this Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term “Company” when used in this Plan shall mean the corporation that actually employs the Participant.